Exhibit 10.14

Apache Design Solutions, Inc.

1098 Alta Ave, Suite 102

Mountain View, CA 94043

February 8, 2006

Mr. Craig Shirley

[Address]

Dear Craig:

Thank you for your interest in Apache. it is my pleasure to offer you the position of Vice President of Worldwide Sales, reporting to Andrew Yang, CEO of Apache Design Solutions, Inc. (the “Company”). This letter shall serve to confirm the terms of your employment with the Company. Such employment shall begin no later than March 20th, 2005. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me.

1. Compensation.

a. Salary. You will be paid a salary of $10,000 per month ($120,000 annually) prorated for your start-date, less applicable withholdings and deductions (hereafter “Salary”). The salary will be paid semi-monthly.

b. Commission and Territory. You will be eligible to receive annual commissions totaling up to $130,000 annually (prorated from April 30th until December 31, 2006) based on achieving the annual quota of $12.6M for the full year of 2006 for your assigned Territory (1.03% commission rate below quota). Since you will be starting at the end of Q1, the bookings already received prior to 4/30/06 will be credited towards this quota, however, your commission payments will begin with bookings starting 5/1/06 as I am transitioning out of this role into other duties. This plan is subject to the terms and conditions of the 2006 Sales Compensation Plan which is being finalized. I have included a copy of our 2005 Sales Compensation Plan which should be similar.

Your territory shall be North America, Europe, Israel, and India. Dian Yang is responsible for Far East sales including Japan, Korea, and Taiwan. You will be expected to coordinate pricing strategies with him, particularly for multi-national accounts.

Provided the $12.6M quota for 2006 is achieved, you will receive a fully-vested option for an additional 10,000 shares. In addition, you will receive 1,000 additional vested option shares for each full 1% of over-quota attainment that you achieve, up to a maximum of 10,000 additional shares beyond the 10,0000 share bonus.

c. Stock Option Plan. Subject to Board approval, the Company will also grant you an option to purchase one hundred twenty thousand (120,000) shares of Common Stock at an exercise price equal to the fair market value as determined by the Board of Directors at the date of the grant, which will be soon after your acceptance. Such Option shall be subject to vesting restrictions and other standard provisions set forth in the Company’s stock option documentation as follows: (i) 25% of the Shares shall vest in full at the end of your first full year of employment after the grant date and (ii) the remainder shall vest monthly over the three-year period thereafter such that at the end of four full years of continuous employment with the Company, all of the shares shall be fully vested. Furthermore, in the event that the Company is acquired and a Change of Control occurs, 50% of your then unvested shares shall be accelerated as of the day prior to the Change of Control. The remaining portion will continue to vest over your remaining period of employment with the new parent company.

2. Vacation, Holidays and Sick-Leave. The Company will provide you with 15 paid time-off (PTO) days per year of service during your employment. PTO includes vacation and sick leave. PTO is pro-rated for a partial year of service. Holidays will be provided in accordance with the Company’s policies.

3. Health Insurance. You may elect to join the Apache medical and dental benefit plan as offered to all employees. The Company will cover the cost of the HMO or PPO plan for yourself and your family.

4. Non-Compete and Outside Activities. You agree that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company, either during or after work hours. This would include any consulting efforts.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

6. Arbitration. Any controversy between the parties hereto involving the construction of application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The terms of this offer and the enclosed Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below and where indicated on the Proprietary Information and Inventions Agreement. This

offer is valid until February 13th, 2006, with a start date no later than March 20th, 2006 and supersedes all previous offers (if any).

Employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause, without liability to either party. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This offer represents the full and complete agreement between us. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

We look forward to working with you to continue Apache Design Solutions, Inc. success in bringing this new technology to the marketplace. If you have any questions about this offer, please feel free to call me.

Sincerely,

/s/ Keith J. Mueller

Keith Mueller
Vice President, Worldwide Sales Apache Design Solutions, Inc.

Cc:	Andrew Yang, CEO Emily Chang, HR Director/Controller

ACCEPTANCE

I accept this employment offer. The provisions stated in this letter supersede all prior discussions and offer negotiations.

Accepted:	/s/ Craig Shirley

Printed Name	Craig Shirley

Date	10-Feb-2006

Start Date:	20-March-2006

3